NOTE: THIS DOCUMENT IS AN ENGLISH-LANGUAGE SUMMARY OF AN ORIGINAL DOCUMENT IN THE SPANISH LANGUAGE. SOME PROVISIONS HAVE BEEN COMPLETELY TRANSLATED; OTHERS HAVE BEEN ABRIDGED TO SUMMARIZE THE CONTENT WITHOUT PROVIDING A VERBATIM TRANSLATION.

        AGREEMENT CONCERNING THE EXERCISE OF THE RIGHT OF WITHDRAWAL
                          OF ALL CONTRIBUTIONS

                                MADE TO

                       AGRICOLA BATIZ, S.A. DE C.V.

                     ENTERED INTO BY THE SHAREHOLDERS

                       RAUL GUILLERMO BATIZ GUILLEN
                      JORGE GUILLERMO BATIZ GUILLEN
                    MARIA DE LOS ANGELES BATIZ GUILLEN
                   MARIA DE LOS ANGELES BATIZ ECHAVARRIA
                       JORGE GUILLERMO BATIZ ESQUER
                       PEDRO FRANCISCO BATIZ GUILLEN
                          OLGA GUILLEN DE BATIZ
                          LOURDES BATIZ GUILLEN
                       RODOLFO SERGIO BATIZ GUILLEN
                        MAGDALENA GAMBOA RODRIGUEZ
                         OLGA ELENA BATIZ ESQUER
                           JAIME BATIZ GUILLEN
                       ELSA GUADALUPE BATIZ GUILLEN
                          GABRIELA BATIZ GUILLEN
                           RICARDO BATIZ GAMBOA
                           GERARDO BATIZ ESQUER
                          JOSE MARIA PABLOS RITZ
                      SILVIA DEL CARMEN BATIZ ESQUER
                       GABRIELA MARIA BATIZ GAMBOA
                          RAUL BATIZ ECHAVARRIA

                            [AND] THE COMPANY

                      AGRICOLA BATIZ, S.A. DE C.V.

                       WITH THE PARTICIPATION OF

                        DNAP HOLDING CORPORATION
                            ON AUGUST 29, 1997

AGREEMENT CONCERNING THE EXERCISE OF THE RIGHT OF WITHDRAWAL OF ALL CONTRIBUTIONS MADE TO AGRICOLA BATIZ, S.A. DE C.V. ("ABSA") ENTERED INTO BY MESSRS. JORGE GUILLERMO BATIZ GUILLEN AND PEDRO FRANCISCO BATIZ GUILLEN, IN THEIR OWN RIGHT, AND WHO IN TURN APPEAR IN THE NAME AND ON BEHALF OF RAUL GUILLERMO BATIZ GUILLEN, MARIA DE LOS ANGELES BATIZ GUILLEN, MARIA DE LOS ANGELES BATIZ ECHAVARRIA, JORGE GUILLERMO BATIZ ESQUER, OLGA GUILLEN DE BATIZ, LOURDES BATIZ GUILLEN, RODOLFO SERGIO BATIZ GUILLEN, MAGDALENA GAMBOA RODRIGUEZ, OLGA ELENA BATIZ ESQUER, JAIME BATIZ GUILLEN, ELSA GUADALUPE BATIZ GUILLEN, GABRIELA BATIZ GUILLEN, JOSE MARIA PABLOS RITZ, RAUL BATIZ ECHAVARRIA, RICARDO BATIZ GAMBOA, GERARDO BATIZ ESQUER, SILVIA DEL CARMEN BATIZ ESQUER, AND GABRIELA MARIA BATIZ GAMBOA, (COLLECTIVELY THE "SHAREHOLDERS"), AND ABSA, REPRESENTED BY MESSRS. FRANCISCO GONZALEZ SEBASTIA AND CARLOS GERARDO MAHUAD MENDEZ, WITH THE PARTICIPATION OF DNAP HOLDING CORPORATION ("DNAP"), REPRESENTED BY MESSRS. BERNARDO JIMENEZ BARRERA AND CARLOS HERRERA TREVINO, IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND SECTIONS:

                             REPRESENTATIONS

1.  THE SHAREHOLDERS REPRESENT UNDER OATH:

1.1 That all of them are natural persons, of majority age and Mexican nationality, and in full enjoyment of their faculties, fully capable of entering into this Agreement, and with respect to those of whom are married: (i) they are married under a separation of property system, or (ii) the property that is the subject matter of this Agreement does not form part of the respective community property, or (iii) judicial authorization has been obtained as required in accordance with the documents attached, or (iv) the spouse is present at the execution of this Agreement in evidence of his or her approval. For their part, Messrs. Jorge Guillermo Batiz Guillen and Pedro Francisco Batiz Guillen agree that they are also entering into this Agreement in the name of, and on behalf of, RAUL GUILLERMO BATIZ GUILLEN, MARIA DE LOS ANGELES BATIZ GUILLEN, MARIA DE LOS ANGELES BATIZ ECHAVARRIA, JORGE GUILLERMO BATIZ ESQUER, OLGA GUILLEN DE BATIZ, LOURDES BATIZ GUILLEN, RODOLFO SERGIO BATIZ GUILLEN, MAGDALENA GAMBOA RODRIGUEZ, OLGA ELENA BATIZ ESQUER, JAMIE BATIZ GUILLEN, ELSA GUADALUPE BATIZ GUILLEN, GABRIELA BATIZ GUILLEN, JOSE MARIA PABLOS RITZ, RAUL BATIZ ECHAVARRIA, GABRIELA MARIA BATIZ GAMBOA, RICARDO BATIZ GAMBOA AND GERARDO BATIZ ESQUER, with their agency evidenced by public instrument no. 5,606 ... [standard notarial registration information provided], which is attached to this Agreement as Annex P, and which grants to them general powers of attorney for acts of litigation, collections and ownership, and which have not been revoked, modified or limited in any way. Furthermore, Mr. Jorge Guillermo Batiz Guillen appears in parental representation of his minor child, SILVIA DEL CARMEN BATIZ ESQUER.

1.2 That they are the sole and lawful owners of 5,515 Series A shares and 25,524 Series T shares, which total 31,039 shares representing 49.91% of the capital stock subscribed for and paid in of ABSA, all of which are representative of the variable portion of ABSA's capital stock, each of which have a par value of pesos $1,000, and which are completely subscribed for, paid in and non-assessable, as is evident from ABSA's share transfer book, and of which they have complete title and possession, free and clear of any encumbrance or lien, lawsuit, litigation or claim whatsoever, represented by the certificates which correspond to the current issuances identified, with respect to the Series A shares, as the issuances of March 23, 1993 and January 31, 1995, and with respect to the Series T shares, as the issuance of February 22, 1995, with the exception of certificate number 001, which represents 2,280 Series T shares owned by Jorge Guillermo Batiz Esquer and which was issued on September 17, 1996, and with all such share certificates having coupons starting consecutively from number one, and which are described below, along with the shares that correspond to each one of the Shareholders (the "Shares"):

----------------------------------------------------------------------------------
           SHAREHOLDERS                  SERIES  SERIES  SHAREHOLDER  CERTIFICATES
                                            A       T     SUBTOTAL
                                         SHARES  SHARES
----------------------------------------------------------------------------------
 1.  RAUL GUILLERMO BATIZ GUILLEN         2,757   2,290    5,047
----------------------------------------------------------------------------------
 2.  JORGE GUILLERMO BATIZ GUILLEN        2,758   3,276    6,034
----------------------------------------------------------------------------------
 3. MARIA DE LOS ANGELES BATIZ GUILLEN        0     740      740
----------------------------------------------------------------------------------
 4. MARIA DE LOS ANGELES BATIZ ECHAVARRIA     0   1,332    1,332
----------------------------------------------------------------------------------
 5. JORGE GUILLERMO BATIZ ESQUER              0   2,280    2,280
----------------------------------------------------------------------------------
 6.  PEDRO FRANCISCO BATIZ GUILLEN            0   2,059    2,059
----------------------------------------------------------------------------------
 7. OLGA GUILLEN DE BATIZ                     0   2,069    2,069
----------------------------------------------------------------------------------
 8. LOURDES BATIZ GUILLEN                     0   2,017    2,017
----------------------------------------------------------------------------------
 9. RODOLFO SERGIO BATIZ GUILLEN              0   1,868    1,868
----------------------------------------------------------------------------------
10. MAGDALENA GAMBOA RODRIGUEZ                0   1,851    1,851
----------------------------------------------------------------------------------
11. OLGA ELENA BATIZ ESQUER                   0   1,600    1,600
----------------------------------------------------------------------------------
12. JAIME BATIZ GUILLEN                       0   1,280    1,280
----------------------------------------------------------------------------------
13. ELSA GUADALUPE BATIZ GUILLEN              0     971      971
----------------------------------------------------------------------------------
14. GABRIELA BATIZ GUILLEN                    0     740      740
----------------------------------------------------------------------------------
15. RICARDO BATIZ GAMBOA                      0     400      400
----------------------------------------------------------------------------------
16. GERARDO BATIZ ESQUER                      0     400      400
----------------------------------------------------------------------------------
17. JOSE MARIA PABLOS RITZ                    0     176      176
----------------------------------------------------------------------------------
18. SILVIA DEL CARMEN BATIZ ESQUER AND        0     130      130
    GABRIELA MARIA BATIZ GAMBOA
----------------------------------------------------------------------------------
19. RAUL BATIZ ECHAVARRIA                     0      45       45
----------------------------------------------------------------------------------
      TOTAL                               5,515  25,524   31,039
----------------------------------------------------------------------------------

1.3. That they acquired the Shares free of all encumbrances and limitations of any nature through various contributions in cash and in kind duly and directly made to ABSA, and for which they timely obtained all necessary corporate, contractual and governmental authorizations, and for such purpose, they made all applicable filings, including those relating to the National Agrarian Registry.

1.4. That their address and Federal Tax Identification Numbers are as follows:

-----------------------------------------------------------------------------------------------------------------------
           SHAREHOLDERS                                            ADDRESS                                   TAX I.D.
                                                                                                             NUMBER
-----------------------------------------------------------------------------------------------------------------------
 1. RAUL GUILLERMO BATIZ GUILLEN          Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 2. JORGE GUILLERMO BATIZ GUILLEN         Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 3. MARIA DE LOS ANGELES BATIZ GUILLEN    Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 4. MARIA DE LOS ANGELES BATIZ ECHAVARRIA Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 5. JORGE GUILLERMO BATIZ ESQUER          Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 6. PEDRO FRANCISCO BATIZ GUILLEN         Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 7. OLGA GUILLEN DE BATIZ                 Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 8. LOURDES BATIZ GUILLEN                 Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
 9. RODOLFO SERGIO BATIZ GUILLEN          Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
10. MAGDALENA GAMBOA RODRIGUEZ            Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
11. OLGA ELENA BATIZ ESQUER               Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
12. JAIME BATIZ GUILLEN                   Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
13. ELSA GUADALUPE BATIZ GUILLEN          Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
14. GABRIELA BATIZ GUILLEN                Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
15. RICARDO BATIZ GAMBOA                  Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
16. GERARDO BATIZ ESQUER                  Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
17. JOSE MARIA PABLOS RITZ                Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
18. SILVIA DEL CARMEN BATIZ ESQUER        Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
19. GABRIELA MARIA BATIZ GAMBOA           Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------
20. RAUL BATIZ ECHAVARRIA                 Boulevard Culiacan 2580-7, Col. Los Alamos, Culiacan, Sinaloa
-----------------------------------------------------------------------------------------------------------------------

1.5 That except for those agreements listed on Annex A, no other contract or agreement, whether verbal or written, has been entered into with ABSA, whether directly or indirectly, through an intermediary or company, association, trust or other entity whatsoever in which any interest or participation is held; that the agreements listed on Annex A have been entered into on commercial terms and that, for each agreement, ABSA may terminate it at any time without liability with the providing of 15 days' notice; that ABSA is in full compliance with such agreements and the agreements listed on Annex A expire on the dates listed therein without any payment other than as is listed on Annex A.

1.6 That except as otherwise expressly stated in this Agreement, on the Closing Date as defined below, ABSA and/or its subsidiaries and/or its affiliates will have no outstanding obligations owed to the Shareholders derived from any relationship they have had or have with ABSA, whether of a commercial, stockholding or labor nature in their capacity as directors or of any other type.

1.7 That the real property that on this date appears under the name of ABSA and its subsidiaries, a summary of which is set forth on Annex B, and except as otherwise stated on Annex F, is free and clear of all encumbrances
[list of specific types of encumbrances is omitted], is current in the payment of taxes [list of specific types of taxes is omitted], and the property and its exploitation is in compliance with applicable law
[list of specific types of laws is omitted], duly recorded in the Public Registry of Property and in the National Agrarian Registry.

1.8   That with respect to the audited financial statements dated December
31, 1996 and the unaudited financial statements dated March 31 and June 30, 1997 of ABSA and its subsidiaries, which are attached as Annexes C, D, and E, and are incorporated by this reference (the "Financial Statements"): (i) accurately represent the financial and accounting position, and results of operation of ABSA and its subsidiaries on the date of its issuance, (ii) were prepared in accordance with generally accepted accounting practices in the
United Mexican States, consistently applied....[Additional, standard accounting representations are made.]

1.9 That ABSA, its subsidiaries and its assets are not encumbered in any way, that ABSA has performed, is performing and is current on all of its obligations of an administrative nature, whether federal, state or municipal, and it has all registrations (including with the National Agrarian Registry), permits and authorizations necessary for its operations, including those of an agrarian, health, foreign investment and environmental nature, among others, and has good title to its property, which is in good condition, with all taxes having been paid, whether of a federal, state or municipal nature.

1.10 That ABSA and its subsidiaries have the necessary insurance with authorized insurance companies, for risks and in adequate amounts, in accordance with industry standards in those industries in which it is engaged in activities.

1.11 That (i) ABSA and its subsidiaries are current on all of their tax obligations, whether federal, state or municipal, (ii) all Tax Returns (as defined below) of ABSA and its subsidiaries that have been required to be filed, have been timely filed and in all relevant aspects have contained complete, exact and accurate information, (iii) all Taxes that have been accrued and that are owing, or those taxes that the tax authorities have claimed to have accrued and have claimed to be owing by ABSA and its subsidiaries, since their formation and up to and including the date of this Agreement, have been paid or an accounting entry has been made for it.... [Additional standard tax representations are made.]

1.12 That ABSA and its subsidiaries are current in the payment of their labor obligations, including but not limited to those related to Social Security, profit sharing, wages, benefits, collective labor agreements, individual employment agreements, and in general any other labor obligations, except for those actually in dispute and for which adequate provisions have been made in their accounting.

1.13 That (i) there exists no trial, litigation, complaint, claim or administrative, arbitration, mediation or any other type of proceeding in which ABSA or its subsidiaries are a party or in which their assets are involved, and that there is no possibility that any such proceeding will be commenced, except for those proceedings listed on Annex F, and (ii) ABSA and its subsidiaries have no knowledge of any legal or administrative claim that could affect the validity of this Agreement or of the resolutions adopted by the extraordinary general shareholders' meeting of ABSA that took place today.

1.14 That ABSA or its subsidiaries have not guaranteed in any manner obligations of third parties and that the only financial commitments that ABSA and its subsidiaries have as of the date of this Agreement are those listed on Annex G, which is incorporated by this reference, and in any case is duly reflected in the Financial Statements referred to in Representation
1.8 above.

1.15 That except with respect to the companies and associations listed on Annex H, ABSA holds no direct or indirect interest in any other company or association.

1.16 That all trademarks, notices, trade names, logotypes, and in general, all intellectual property that ABSA and its subsidiaries use in their operations are their legitimate and exclusive property, or have been duly licensed and are used in accordance with the respective legal provisions, and as applicable, with the authorizations, licenses, and permits that for such purposes have been obtained or granted.

1.17 That they have been in charge of the administration of ABSA and its subsidiaries and that they have managed ABSA and its subsidiaries in accordance with the highest and most professional business practices used in similar markets and that ABSA is in complete compliance with all agreements to which it is a party, which agreements are listed on Annex I.

1.18 That there exist no shares of ABSA other than those listed in Representation 2.3 of this Agreement, nor do there exist any other type of securities, contracts or legal acts that would grant any type of right to participate in the capital stock of ABSA or its subsidiaries, and that the only amendments to the articles and bylaws, and increase to the capital stock of ABSA, are those described in Representation 2.2.

1.19 That each and every activity that ABSA and its subsidiaries realize, including but not limited to the planting, harvesting, distribution, exportation and marketing of agricultural products, are carried out in accordance with applicable law, and for such purposes, ABSA and its subsidiaries have each and every necessary authorization.

1.20 That the exercise of the right of withdrawal, the execution of this Agreement, and the resolutions adopted in the extraordinary general shareholders meeting of ABSA held today: (i) do not violate any contractual obligation assumed by the Shareholders; (ii) have authorization from all those persons or nongovernmental entities, as well as the approval of all government entities and agencies, as required; (iii) do not violate, breach or in any other manner conflict with applicable tax and legal provisions, especially those related to: (a) the bylaws of ABSA or its subsidiaries, (b) any contract or agreement in which ABSA or one of its subsidiaries is a party, (c) any arbitration award, judicial ruling or administrative ruling of which ABSA, its subsidiaries, or their assets, or the Shareholders are a part, (d) any governmental license, permit or authorization granted to ABSA or its subsidiaries, or (e) any law that regulates the activities or assets of ABSA, its subsidiaries or of the Shareholders.

1.21 That (i) they have notified ABSA in a legal and non-revocable manner of their exercise of the right of withdrawal of all of the contributions represented by the Shares, (ii) in the extraordinary general shareholders meeting of ABSA held today (the "Extraordinary General Meeting"), they expressed their complete consent to the amount determined for the withdrawal of their contributions, which amount is subject to adjustments as applicable, and (iii) in the Extraordinary General Meeting they also expressed their unanimous approval to submit the exercise of such withdrawal right to the terms and conditions contemplated in this Agreement.

2.   THE REPRESENTATIVES OF ABSA REPRESENT:

2.1 That ABSA is a company duly organized and existing in accordance with the laws of the United Mexican States, as appears in Public Instrument No. 694, dated February 10, 1993. [Additional, standard notarial registration information is provided.]

2.2 That the only amendments that have been made to the articles of incorporation and bylaws, as well as increases in the capital stock, are contained in the following instruments: (a) Public Instrument No. 803, dated March 15, 1993, certified by Mr. Jesus Alfredo Esquer Ruiz, Notary Public no. 153 for Property and Commerce in the City of Culiacan, Sinaloa, under number 150, Book 203, Second Auxiliary Section of Commerce;...[additional instruments are cited.]

2.3 That the capital stock of ABSA completely subscribed for and paid in on the date of this Agreement is the amount of pesos $62,183,000.00, which is represented by 62,183 common shares having a par value of pesos $1,000 each, of which 36,609 shares correspond to Series A, 50 shares correspond to Series C representing the fixed portion of the capital stock without a right of withdrawal, and 25,524 shares correspond to Series T shares, all of which have Definitive Share Certificates issued on February 10, 1993 for the Series C shares, March 23, 1993 and January 23, 1995 for the Series A shares, and February 22 for the Series T shares, all having coupons starting with the number one; and that such shares are the only ones authorized, issued and outstanding of ABSA, and therefore no other shares representing the capital stock of

ABSA exist, nor do any other types of securities, contracts or legal acts exist that grant any type of right to participate in the capital stock of ABSA.

2.4 That, in accordance with the provisions of Article 220 of the General Business Corporation Law (LEY GENERAL DE SOCIEDADES MERCANTILES), ABSA has been legally notified of the exercise of the right of withdrawal of the totality of the contributions made by the Shareholders, which are represented by the Shares; and that the amount, and the terms and the conditions of the withdrawal, have been approved by the Extraordinary General Meeting, subject to the execution of this Agreement.

2.5 That their principal is present for the execution of this Agreement to express its knowledge of and agreement with the provisions contemplated herein and, for such purpose, to carry out the appropriate resolutions adopted in the Extraordinary General Meeting.

2.6 That they have sufficient authority to enter into this Agreement in the name and on the behalf of ABSA, and that such authority has not been limited or restricted in any manner whatsoever.

3.  THE REPRESENTATIVES OF DNAP REPRESENT:

3.1 That it is a company duly organized and existing in accordance with the laws of the State of Delaware, United States of America.

3.2 That DNAP is the majority shareholder of ABSA and that the Extraordinary General Meeting approved carrying out the complete withdrawal of the contributions made by the Shareholders, in accordance with the terms and conditions that the Extraordinary General Meeting agreed to, subject to the execution of this Agreement.

3.3 That they have sufficient authority to enter into this Agreement in the name and on the behalf of DNAP, and that such authority has not been limited or restricted in any manner whatsoever.

3.4 That, in accordance with the unanimous approval today of the Extraordinary General Meeting, and based on the representations of the Shareholders, and subject to the terms and conditions of this Agreement, it appears at the execution of the Agreement to express its consent with the Agreement.

4. MESSRS. RAUL BATIZ ECHAVARRIA, PEDRO FRANCISCO BATIZ GUILLEN, RAUL GUILLERMO BATIZ GUILLEN AND JORGE GUILLERMO BATIZ GUILLEN:

That separate from being part of the group of Shareholders, they also express their agreement to guarantee, jointly and severally, and without limitation, each and every one of the obligations that the Shareholders assume by the execution of this Agreement, and therefore in such capacity they shall be collectively identified as the "Guarantors".

5.  THE SHAREHOLDERS, DNAP AND ABSA REPRESENT:

That they mutually recognize each others legal existence and capacity to enter into this Agreement, as a result of which they make the following:

                                    SECTIONS

SECTION 1. Subject to the performance of the conditions stated in Section 5 herein, ABSA shall pay to the Shareholders exercising their right of withdrawal, with respect to the contributions they have made to ABSA and which are represented by the totality of the Shares, the amount agreed to in the Extraordinary General Meeting, and for such purpose the Shareholders shall turn over to ABSA, free and clear of all encumbrances, the certificates that represent the Shares, and which certificates have attached all of the coupons in effect as of the Closing Date, as defined below.

SECTION 2. The amount that ABSA shall pay to the Shareholders, in accordance with the resolutions adopted in the Extraordinary General Meeting and based on the representations made in this Agreement, all of which are incorporated by this reference, is the amount of US$10,385,270.61 or US$334.5878 per share.

All amounts that are stated in this Agreement in United States Dollars ("Dollars"), shall be paid in the United Mexican States in Dollars or their equivalent in Mexican pesos on the date that the payment is made.

SECTION 3. The payment of the amount stated in the immediately preceding Section shall be made in the following manner, without prejudice to that stated in Section 13 below:

  3.1 The amount of US$6,433,270.61 on the Closing Date, as defined below, shall be paid against the delivery of (a) the certificates representing the shares, in accordance with Section 1; (b) receipts meeting tax and legal requirements; (c) the broadest releases allowed by law with respect to the receipt of the amount and that establishes that, as of such date, ABSA and/or its subsidiaries and/or its affiliates owe no debt whatsoever to the Shareholders for any reason, except as expressly stated in this Agreement or in the Extraordinary General Meeting; and (d) the agreements terminating the Agreements listed on Annex A, in accordance with the terms and conditions of Annex M; and

  3.2 The remaining amount of US$3,952,000.00 is to be disbursed in three annual payments, the first and second of which are to be in the amount of US$1,317,000.00, and the third and final in the amount of US$1,318,000.00, which will be made on the first, second and third anniversary of the Closing Date against the delivery of receipts meeting tax and legal requirements. The unpaid balance of these payments shall be documented by promissory notes which will be issued by ABSA on the Closing Date in favor of the common representative of the Shareholders as designated by the Shareholders in
Section 8 of this Agreement, and which will accrue interest at the annual rate of 10% paid quarterly when due.

SECTION 4. Notwithstanding the provisions of Section 2 and without prejudice to Section 3, the parties agree that the amount provided in Section 2 may be adjusted as follows:

  4.1 The following amounts shall be distributed among the Shareholders and DNAP in accordance with their actual stockholdings in ABSA, that is 49.996% and 50.004% respectively, which may result during the three years following the Closing Date:

     4.1.1. The net recovery in the event that ABSA collects amounts owing from accounts receivables that have been discounted in the audited, December 31, 1996 Financial Statements, and those that have been provided for in the financial statements of DNAP, as listed on Annex J;

     4.1.2. The accounts receivables and advances to suppliers made prior to June 30, 1997 that become uncollectible, as listed on Schedule E.

     4.1.3. The liabilities not listed on the June 30, 1997 Financial Statements which cause a charge to be made against results of operations.

     4.1.4. The asset entries that are included in the June 30, 1997 General Balance Sheet, which according to U.S. G.A.A.P., should be charged to the results of operations of the corresponding period.

  4.2 The unrecorded liabilities, to the extent that there exists an asset not registered in the same amount for which they were paid, shall be deemed an additional debt and the amount of the adjustment shall be calculated in accordance with the following formula:

                   [LIABILITYAMOUNT+LIABILITYAMOUNT(.9)+LIABILITYAMOUNT(.9)(.9)]x49.56%
Adjustment Price = --------------------------------------------------------------------
                                                     5

The amounts referred to in the above paragraphs which may be paid among the parties, as well as with those liabilities determined as applicable in accordance with Section 3, shall be calculated based on the corresponding, fiscal-year, audited financial statements in accordance with U.S. G.A.A.P., as if on the respective date DNAP and the Shareholders continued being shareholders of ABSA in the proportion specified above, that is, the impact that the above amounts will have on the financial statements, along with the participation that such shareholders will have in the net result of operations, taking into account among other things, expenses, costs, legal fees involved in recovering the accounts receivables, whether or not it is successful, and shall be distributed once such financial statements have been approved by the respective Ordinary General Shareholders' Meeting of ABSA, in accordance with Article 181 of the General Corporation Law. Accordingly: (i) when there exists a balance in favor of the Shareholders, the amount to be paid shall be the equivalent of that which would have corresponded to them out of the net distributable profits of ABSA for having maintained their stockholding participation in ABSA in the above-mentioned proportion; and
(ii) when the net amount of such adjustments results in a negative balance, such amount shall be paid by the Shareholders or deducted by ABSA from the final reimbursement payment mentioned in

Section 3.2 above (or if insufficient, from the penultimate payment owed, and so on), and should the amount owed still be outstanding, DNAP shall have the right to deduct or offset it from any amount it owes the Guarantors, with the understanding that the outstanding amounts of the respective promissory note and/or the payments that DNAP is required to make to the Guarantors shall be adjusted as of the date when the respective financial statements are duly approved. In the event that the Shareholders do not agree with the amount determined, the parties involved in the resolution of such disputes shall submit to the procedure provided for in Annex N, and by their signing of this Agreement, the Shareholders, ABSA and DNAP expressly waive any other proceeding to which they may have a right.

SECTION 5. The payment of the amounts contemplated by this Agreement in favor of the Shareholders is conditioned on the following, which must be performed on or prior to October 31, 1997, with the understanding that ABSA shall have the right to waive the performance of any of the conditions, with the exception of the conditions found in paragraphs 5.2, 5.3 and 5.6:

  5.1 The contents of the Annexes to this Agreement are duly approved by both parties;

  5.2  Third party and governmental authorizations, as required, are obtained;

  5.3  This Agreement is certified by a notary public, in accordance with
Section 14.

  5.4 That the rights in the warehouse located in the Mexico City Supply Center, which is owned by Jorge Guillermo Batiz Guillen, are transferred gratuitously to the assignee designated by ABSA;

  5.5 That all amounts that the Shareholders, whether individually or collectively, owe ABSA and/or DNAP and/or their subsidiaries and affiliates are paid in their entirety, including those specified on Annex O.

  5.6 New Series T shares of ABSA are issued and subscribed to that cover the totality of the agricultural lands described on Annex B; and

  5.7 On the Closing Date the Shareholders ratify in writing the accuracy on such date of each and every one of the representations they have made in this Agreement, with the understanding that, if on such date, they have not obtained each and every registration listed in Representation 1.9, the Guarantors shall be liable for the satisfactory obtaining of them in accordance with Section Thirteen of this Agreement.

Within a period of 5 business days, counted from the date of performance of the above-mentioned conditions, as proved by the parties, ABSA shall liquidate the rights of withdrawal of the Shares exercised by the Shareholders, in accordance with the provisions of paragraph 3.1 of Section 3, at the place that ABSA determines for such purposes. This date shall be deemed the "Closing Date."

SECTION 6. All taxes that are accrued as the result of the exercise of the withdrawal right by the Shareholders in accordance with the Income Tax Law, or by virtue of any other law, shall be for the exclusive account of the Shareholders, and for which ABSA shall withhold from the payment any applicable amounts and the Shareholders agree to hold ABSA and its shareholders harmless for any payment or proceeding related to such withholding.

Each of the parties shall be responsible for the expenses and fees they have incurred or will incur in the negotiation, entering into, execution and formalization of this Agreement.

SECTION 7. DNAP participates in the execution of this Agreement for the purpose of expressing its knowledge of and agreement with the terms of this Agreement, and therefore, agrees to assist in the performance of the provisions contained herein, and to abide by the obligations imposed on it in the Agreement and not to take any action that would be contrary to such provisions.

SECTION 8. The Shareholders appoint Mr. Jorge Guillermo Batiz Guillen as their representative for purposes of this Agreement, including for the receiving of notices and of the payments contemplated herein. Any change in the designation of the representative shall be communicated to ABSA in writing and signed by all of the Shareholders.

In any event, ABSA at any time may require that the Shareholders' designation of the common representative, as well as his revocation or limitation of his rights, be certified in the presence of a notary public.

SECTION 9. In their capacity as shareholders or attorneys-in-fact and/or providers of services to ABSA, the Shareholders agree that they have knowledge of confidential information of ABSA, as well as of its shareholders and of its other subsidiaries and affiliates, and that any undue disclosure or use of the information could have serious consequences for ABSA, DNAP, as well as for their shareholders and/or subsidiaries and affiliates, as a result of which the Shareholders agree to keep strictly confidential, and not to use directly or indirectly, any oral or written information, as well as information contained in electronic formats, which belongs to ABSA, DNAP, their shareholders and/or subsidiaries....[Additional, standard confidentiality provisions are made, including provisions for prior notice to and approval by ABSA and DNAP before disclosure of confidential information.]

Furthermore, the Shareholders agree not to use any trademarks, notices, logotypes, corporate names or trade names used, licensed or which are the property of ABSA, DNAP and/or its subsidiaries and/or affiliates.
[Additional, standard trademark provisions are included.]

The breach of the provisions contained in this Section shall give rise to the respective damages and loss of anticipated income, without prejudice to any applicable criminal penalties or the exercise of any other rights the injured party may have.

SECTION 10. The Shareholders agree (directly and/or indirectly through their relatives by affinity or consanguinity and/or through the conduct of business entities in which they hold an interest directly or indirectly) not to compete in the United Mexican States or abroad with ABSA, DNAP, or their subsidiaries and/or affiliates in any manner, whether directly or indirectly, either individually or through ... any business entity ... which is engaged in equal or substantially similar agricultural activities as ABSA, DNAP and the United States company International Produce Holding Company, Inc., and/or its subsidiaries, with the exception of the production and marketing that they directly perform of agricultural products that have been grown in greenhouses, for a period of three years from the Closing Date.

Similarly, the Shareholders agree with ABSA and DNAP not to hire directly or indirectly the services of any employee of ABSA and/or its subsidiaries and/or affiliates for a period of three years from the Closing Date, without the prior written consent of ABSA and DNAP.

SECTION 11. ABSA and Messrs. Raul Guillermo Batiz Guillen and Jorge Guillermo Batiz Guillen agree that Messrs. Raul Guillermo Batiz Guillen and Jorge Guillermo Batiz Guillen shall provide services to ABSA and/or its subsidiaries and/or its affiliates for an initial period of three months, counted from the Closing Date, in accordance with the professional services agreement attached to this Agreement as Annex K.

In any event, if one or more Shareholders continues managing ABSA or its subsidiaries up to the Closing Date, such management shall be carried out under the highest and most professional standards of administration, and such Shareholders agree not to perform any act of ownership, grant any power of attorney, whether general or special, nor incur any new liabilities or guarantee any obligations, whether such obligation is its own or of a third party, or in general, take any act outside of the ordinary course of business, or through any act or omission harm in any way the property and rights of ABSA and of its subsidiaries and/or affiliates, without the prior written consent of DNAP. [Additional, standard property conservation and power of attorney provisions are included in the original, including reference to a list of all current powers of attorney of ABSA found on Annex L.]

SECTION 12. All notices made by the parties with respect to this Agreement shall be in writing and shall be delivered to the address of the respective party as follows, until a new address is provided by the respective party:

THE SHAREHOLDERS                       ABSA                            DNAP
Bulevar Culiacan 2580-7     Agricola Batiz, S.A. de C.V.      DNAP HOLDING CORPORATION
Colonia Los Alamos          Carretera a El Dorado, Km. 9      6701 San Pablo Avenue
Culiacan, Sinaloa           Culiacan, Sinaloa 80150           Oakland, California 94608-1239
Mexico                      Mexico                            U.S.A.

Notices shall be deemed to have legal effect as of the day they are delivered to the respective party.

SECTION 13. Independent of the provisions of Section 4 of this Agreement, the Shareholders warrant that they have good title to the Shares and agree to respond and remedy the title in the event a third party claims a greater right, and therefore, in accordance with this Agreement and applicable law, the Shareholders agree jointly and severally, and without limitation, to hold ABSA and DNAP harmless from all liability, limitation of ownership, contingency of any kind, whether of a civil, commercial, tax, criminal, agrarian, labor, or administrative nature, including from those liabilities that originate by virtue of the exercise of their right of withdrawal, from the resolutions derived from such right that are adopted by the Extraordinary General Meeting and from the subscription and execution of this Agreement, as well as from all acts taken and events that occur prior to the Closing Date, which in some manner cause any type of damage or loss of income to ABSA and/or DNAP and which has not been expressly disclosed in this Agreement or in the Annexes, or that has been partially, erroneously or falsely disclosed.

With respect to the real property listed on Annex B and notwithstanding that the Shareholders have disclosed that some of the real property is subject to various types of agrarian proceedings and legal actions, the Shareholders state their obligation, such that each and every one of them complies completely and to the entire satisfaction of ABSA and DNAP, no later than 60 days prior to the date that ABSA is required to make the final payment referred to in Section 3.2 above (the "Deadline") with each and every one of the representations set forth in Representation 1.7, which is incorporated by this reference, and for which they shall be obligated to indemnify ABSA and/or DNAP for any and all damage and loss of anticipated income that they cause ABSA and/or DNAP to suffer in the event that ABSA is legally and permanently divested by court order of any of the real property listed on Annex B or does not comply with the above-mentioned representations in the judgment of ABSA and DNAP, and the Shareholders at their sole cost and expense shall take all legal steps and conduct all legal actions and proceedings necessary to bring the real property into compliance with the representations set forth in Representation 1.7, and should ABSA and/or DNAP require it, the Shareholders shall grant to them the powers necessary for them to appear in the respective legal actions and proceedings. Similarly and once any of such real property is found encumbered at the moment of its contribution to ABSA, the Shareholders ratify and recognize that ABSA, in exercise of its lawful rights, may file any and all legal actions it deems pertinent to safeguard the rights granted to it by applicable law. It should be pointed out that the loss of anticipated income referred to in this paragraph and the following paragraph, separate from the payment of all applicable damages, shall be deemed to be the equivalent of 10 percent of the sale of the immediately preceding agricultural season that corresponds to the respective real property.

The procedure that shall be followed to carry out the adjustments to the reimbursements made to the Shareholders, or for the payment of damages and loss of anticipated income owed to ABSA and/or DNAP, is set forth on Annex N, with the exception that, if on the Deadline, the Shareholders become liable for not having resolved in a satisfactory and permanent manner the legal status of the real property described in Annex B in accordance with the above-cited Representation 1.7, and ABSA and DNAP decide that it is in their best interest to relieve the Shareholders of such obligation in a writing duly signed by their properly empowered legal representatives, the Shareholders may elect to continue to carry out the legal actions necessary to cure the breach, in which case they shall obtain a bond from a bonding company approved by ABSA, in the applicable amount and on terms and conditions as instructed, for an additional period of two years, after which the guaranteed amount, or the applicable amounts owed, shall be paid. The above is without prejudice to the payment by the Shareholders to ABSA and/or DNAP of the damages and loss of anticipated income owed prior to the Deadline, in accordance with Annex N.

Accordingly, if in accordance with the preceding paragraph, the Shareholders elect to cure the breach and the Shareholders fail to so cure the breach in accordance with the provisions set forth above within the above-mentioned, additional two-year period, ABSA and DNAP shall then have the option of relieving the Shareholders of such obligation, in a writing signed by their duly empowered legal representatives, and therefore shall become entitled to the bond granted to them, or instead they may elect to notify the Shareholders of their decision to transfer to the Shareholders, without any liability whatsoever, title to the respective real property or properties, along with the resulting reimbursement. In such an event, the Shareholders or the person or persons that they designate, shall be obligated to acquire from ABSA the respective real property or properties through the payment of a single, lump sum amount, which shall be equal to the market value of such property on such date and which shall be determined by an independent appraiser, designated by agreement of the parties, with the understanding that if the parties cannot agree on an independent appraiser, then the independent appraiser will be designated by the independent appraisers that each party appoints, and the valuation of the independent appraiser shall be definitive and unappealable for the parties. All expenses and fees incurred in such transaction, including those related to the appraisers appointed, shall be paid within 45 days of the date when the appraiser determines them, and which shall be paid in equal parts by the parties, with any taxes paid by the party who legally accrues them.

For their part, Messrs. Raul Batiz Echavarria, Raul Batiz Guillen, Pedro Batiz Guillen and Jorge Guillermo Batiz Guillen, in their capacity as Guarantors in the execution of this Agreement, agree to guarantee jointly and severally, and without limitation, the performance of each and every one of the obligations of the Shareholders in accordance with this Agreement and its respective annexes, especially the performance of those obligations related to those that the Guarantors have assumed or ratified pursuant to the provisions of this Section, and for which they express their agreement such that any amount owed by the Shareholders to DNAP and/or ABSA which is not paid off in a timely manner or in the correct manner, shall be deducted from any amount due the Guarantors by DNAP and/or ABSA under any other legal instrument, whether executed within Mexico or abroad; the foregoing is without prejudice to ABSA's express right to deduct such amounts from any payment that, in accordance with Sections 2, 3 and 4, is required to be made to the Shareholders, and is without prejudice to the exercise of all other rights that DNAP and/or ABSA may exercise against the Shareholders and/or the Guarantors.

SECTION 14. The parties agree to have this Agreement certified by a notary public chosen by ABSA within 15 days following its execution, with the understanding that the expense related to such certification shall be borne by ABSA.

SECTION 15. The parties agree that the agreements adopted by the Extraordinary General Meeting and by this Agreement constitute the entire agreement of the parties with respect to the exercise of the right of withdrawal on the part of the Shareholders in relation to the Shares, and therefore, any agreement or communication made prior to and not contemplated in the minutes of the Extraordinary General Meeting and in this Agreement, are void and without force or effect. Similarly, any modification of this Agreement shall be made in a writing signed by the parties.

SECTION 16. The Shareholders shall not assign any of their rights or obligations hereunder, whether in whole or in part, without the written consent of ABSA and DNAP.

SECTION 17. The parties agree that the headings contained in the index are for convenience only, and therefore the contents of the Sections shall control over any discrepancy between the Sections and the headings.

SECTION 18. With respect to any dispute that arises out of the interpretation, execution, performance or breach of this Agreement, with the exception of those special proceedings that the parties have agreed to for the resolution of certain disputes specifically provided for herein, and which shall be exhausted first, the parties expressly submit to the laws of the United Mexican States and the competent courts in the city of Monterrey, N.L., and waive any other jurisdiction that they may be entitled to due to their present or future domiciles.

The parties, being aware of the content and legal effect of this Agreement, signed this Agreement in triplicate in the presence of two witnesses of legal age in the City of Monterrey, N.L., on the 29th day of August, 1997.


                              "THE SHAREHOLDERS"



PEDRO FRANCISCO BATIZ GUILLEN           JORGE GUILLERMO BATIZ GUILLEN



MARIA DE LOS ANGELES BATIZ GUILLEN      MARIA DE LOS ANGELES BATIZ ECHAVARRIA
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen








JORGE GUILLERMO BATIZ ESQUER            RAUL GUILLERMO BATIZ GUILLEN
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen

OLGA GUILLEN DE BATIZ                   LOURDES BATIZ GUILLEN
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen




RODOLFO SERGIO BATIZ GUILLEN            MAGDALENA GAMBOA RODRIGUEZ
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen



OLGA ELENA BATIZ ESQUER                 JAIME BATIZ GUILLEN
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen



ELSA GUADALUPE BATIZ GUILLEN            GABRIELA BATIZ GUILLEN
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen



RICARDO BATIZ GAMBOA                    GERARDO BATIZ ESQUER
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen



JOSE MARIA PABLOS RITZ                  SILVIA DEL CARMEN BATIZ ESQUER
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen



GABRIELA MARIA BATIZ GAMBOA             RAUL BATIZ ECHAVARRIA
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen


                                     "ABSA"
                          AGRICOLA BATIZ, S.A. DE C.V.



FRANCISCO GONZALEZ SEBASTIA             CARLOS GERARDO MAHUAD MENDEZ



                                    "DNAP"
                           DNAP HOLDING CORPORATION


                               "THE GUARANTORS"

PEDRO FRANCISCO BATIZ GUILLEN           JORGE GUILLERMO BATIZ GUILLEN



RAUL BATIZ ECHAVARRIA                   RAUL GUILLERMO BATIZ GUILLEN
Represented by:                         Represented by:
Pedro Francisco Batiz Guillen and       Pedro Francisco Batiz Guillen and
Jorge Guillermo Batiz Guillen           Jorge Guillermo Batiz Guillen



WITNESS                                 WITNESS


-----------------------------------     -----------------------------------



[Annexes to the Agreement have not been translated.]